NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2025 Financial Results

•First Quarter 2025 Diluted GAAP EPS of $1.25, compared to $1.06 in 2024.
•First Quarter 2025 Adjusted Diluted Non-GAAP EPS of $1.22, compared to $1.09 in 2024.
•Affirms $531 million capital plan for 2025 and 4% to 6% long-term EPS and rate base growth rate.
•Announces $0.66 per share quarterly dividend - payable June 30, 2025.

BUTTE, MT / SIOUX FALLS, SD - April 29, 2025 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the first quarter of 2025. Net income for the period was $76.9 million, or $1.25 per diluted share, as compared with net income of $65.1 million, or $1.06 per diluted share, for the same period in 2024. NorthWestern’s first quarter 2025 non-GAAP net income and earnings per share were $75.3 million and $1.22, respectively, compared to $67.2 million and $1.09 in 2024. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

First quarter earnings were driven by new rates in Montana, South Dakota, and Nebraska, higher electric and natural gas retail volumes, higher electric transmission revenues, and higher natural gas transportation revenues. These improvements were partially offset by lower Montana property tax tracker collections and higher depreciation, interest, and operating, administrative, and general expenses.

“We’re pleased with the solid financial and operational results achieved this quarter while continuing to provide safe, reliable, and affordable energy to our customers. We also made great progress in the Montana electric and natural gas rate review by reaching constructive multi-party settlement agreements. If approved, these settlements will allow us to recover increased operating costs and provide an opportunity to earn a fair return on the more than $4.2 billion of energy assets serving our customers and communities,” said Brian Bird, President & Chief Executive Officer.

“On the legislative front, we achieved a major milestone with the Montana Legislature passing House Bill 490. This new legislation, awaiting Governor Gianforte's signature, will clarify and limit wildfire-related liabilities, allowing significantly more certainty in managing the risks that come with owning and operating critical energy infrastructure across Montana. Together, the progress on the rate reviews and the passage of wildfire legislation are critical to positioning NorthWestern as a strong energy partner in the states we serve.”

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

FINANCIAL OUTLOOK

Affirming Long-Term Growth Rates

We are affirming our long-term (five-year) diluted earnings per share growth guidance of 4% to 6%, based on an updated 2024 adjusted diluted non-GAAP EPS baseline of $3.40.

Additionally, we are affirming our $2.7 billion capital investment plan for 2025-2029, which is expected to support rate base growth of 4% to 6% from an updated 2024 base year of approximately $5.4 billion.

We plan to fund this capital program through a combination of cash from operations and secured debt issuances. Any incremental investments in generation, transmission, or other strategic growth opportunities may require equity financing.

Dividend Declared

NorthWestern Energy Group’s Board of Directors has declared a quarterly common stock dividend of $0.66 per share payable on June 30, 2025, to shareholders of record as of June 13, 2025.

Looking ahead, we remain committed to maintaining a dividend payout ratio within our targeted range of 60-70% over the long term.

Additional information regarding this release can be found in the earnings presentation at
https://www.northwesternenergy.com/investors/earnings.

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NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

COMPANY UPDATES

Regulatory Update

Montana Rate Review - In July 2024, we filed a Montana electric and natural gas rate review with the Montana Public Service Commission (MPSC). In November 2024, the MPSC partially approved our requested interim rates effective December 1, 2024, subject to refund. Subsequently, we modified our request through rebuttal testimony. In March 2025, we filed a natural gas settlement with certain parties and a motion for revised interim natural gas rates. In April 2025, we filed a partial electric settlement with certain other parties and a motion for revised interim electric rates. Both settlements and motions for revised interim rates are subject to approval by the MPSC.

The partial electric settlement includes, among other things, agreement on base revenue increases (excluding base revenues associated with Yellowstone County Generating Station (YCGS)), allocated cost of service, rate design, updates to the amount of revenues associated with property taxes (excluding property taxes associated with YCGS), regulatory policy issues related to requested changes in regulatory mechanisms, and agreement to support a separate motion for revised electric interim rates. The partial electric settlement provides for the deferral and annual recovery of incremental operating costs related to wildfire mitigation and insurance expenses through the Wildfire Mitigation Balancing Account.

The natural gas settlement includes, among other things, agreement on base revenues, allocated cost of service, rate design, updates to the amount of revenues associated with property taxes, and agreement to support a separate motion for revised natural gas interim rates.

The details of our rebuttal request are set forth below:

Requested Revenue Increase (Decrease) Through Rebuttal Testimony (in millions)
	Electric	Natural Gas
Base Rates	$153.8	27.9
Power Costs & Credits Adjustment Mechanism (PCCAM)(1)	(94.5)	n/a
Property Tax (tracker base adjustment)(1)	(1.3)	0.1
Total Revenue Increase Requested through Rebuttal Testimony	$58.0	$28.0
(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.

The details of our interim rates granted are set forth below:

Interim Revenue Increase (Decrease) Granted (in millions)
	Electric	Natural Gas
Base Rates	$18.4	$17.4
PCCAM(1)	(88.0)	n/a
Property Tax (tracker base adjustment)(1)(2)	7.4	0.2
Total Interim Revenue Granted	$(62.2)	$17.6
(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.
(2) Our requested interim property tax base increase went into effect on January 1, 2025, as part of our 2024 property tax tracker filing.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

The details of our settlement agreement and requested revised interim rates are set forth below:

Requested Revenue Increase (Decrease) through Settlement Agreements and Revised Interim Filing (in millions)
	Electric	Natural Gas
Base Rates:
Base Rates (Settled)	$66.4	$18.0
Base Rates - YCGS (Non-settled)(1)(2)	43.9	n/a
Requested Base Rates for Revised Interim Filing	110.3	18.0

Pass-through items:
Property Tax (tracker base adjustment) (Settled)(3)	(5.2)	0.1
Property Tax (tracker base adjustment) - YCGS (Non-settled)(1)(3)	4.0	n/a
PCCAM (Non-settled)(1)(2)(3)	(94.5)	n/a
Requested Pass-Through Rates for Revised Interim Filing	(95.7)	0.1
Total Requested Revenue Increase through Revised Interim Filing	$14.6	$18.1
(1) These items were not included within the partial electric settlement and will be contested items that are expected to be determined in the MPSC's final order.
(2) Intervenor positions propose up to an $11.6 million reduction to the base rate revenue request and an additional $38.4 million decrease to the PCCAM base.
(3) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.

Revised interim filing rates are requested to be effective May 1, 2025. If the revised interim rates are not approved, and a final order is not received by May 23, 2025, which is 270 days from acceptance of our filing, we intend to implement, as permitted by Montana statute, our rebuttal rates, which will be subject to refund, until a final order is received.

A hearing on the electric and natural gas rate review is scheduled to commence on June 9, 2025. Interim rates will remain in effect on a refundable basis until the MPSC issues a final order.

Nebraska Natural Gas Rate Review - In April 2025, we reached a settlement agreement with certain parties for a base rate annual revenue increase of $2.4 million. This settlement agreement is subject to approval by the Nebraska Public Service Commission (NPSC). Interim rates, which have reflected an annual revenue increase of $2.3 million, will remain in effect on a refundable basis until the NPSC issues a final order.

Environmental Protection Agency (EPA) Rules

In April 2024, the EPA released Greenhouse Gas (GHG) Rules for existing coal-fired facilities and new coal and natural gas-fired facilities as well as Mercury Air Toxics Standards (MATS) Rules. Compliance with the rules will require expensive upgrades at Colstrip Units 3 and 4 with proposed compliance dates that may not be achievable and / or require technology that is unproven, resulting in significant impacts to costs of the facilities. The final MATS and GHG Rules require compliance as early as 2027 and 2032, respectively. On April 8, 2025, President Trump issued a proclamation, "Regulatory Relief for Certain Stationary Sources to Promote American Energy," exempting certain coal plants, including Colstrip Units 3 and 4, Big Stone Plant, and Coyote Plant, from compliance with the MATS Rule through July 8, 2029.

Acquisition of Energy West Montana Assets

In July 2024, we entered into an Asset Purchase Agreement with Hope Utilities to acquire its Energy West natural gas utility distribution system and operations serving approximately 33,000 customers located near Great

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Falls, Cut Bank, and West Yellowstone, Montana for approximately $39.0 million, subject to certain working capital and other agreed upon closing adjustments. The transaction is subject to a number of customary closing conditions, including MPSC approval, and we expect the acquisition to be completed in the second or third quarter of 2025.

Montana Wildfire Risk Mitigation

The Montana Legislature approved House Bill 490 in April 2025, with broad bipartisan support. The bill awaits the Governor's signature to become law. The legislation requires development, approval, and implementation of electric facilities providers' wildfire mitigation plans. Importantly, House Bill 490 helps address some preexisting liability risks facing electric facilities providers in Montana. It changes Montana law, recognizing utilities' obligation to provide a public service for customers that is different from typical businesses; circumscribes certain damages; and enacts liability protections related to wildfire and wildfire prevention efforts involving providers. More specifically, House Bill 490 precludes common law strict liability claims for damages related to wildfire and electric activities or wildfire mitigation activities; establishes a statutory standard of care, supplanting common law causes of action and other theories of recovery; and creates a rebuttable presumption that an electric facilities provider acted reasonably if it substantially followed an approved wildfire mitigation plan. The legislation also defines the availability of damages by allowing noneconomic personal injury damages only when there is bodily injury and punitive damages only when an injured party proves by clear and convincing evidence that an electric facilities provider's actions were grossly negligent or intentional.

Montana Large Load Customers

The MPSC requested information on our plan to serve potential large load customers and related resource adequacy issues. We responded in March 2025, outlining our policy and legal positions, emphasizing the importance of economic development for Montana and our commitment to serving our existing customers.

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NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended March 31,
($ in millions, except per share amounts)	2025	2024
Revenues
Electric	$335.5	$343.2
Gas	131.1	132.2
Total Revenues	466.6	475.3
Operating expenses
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	138.2	174.7
Operating and maintenance	56.7	54.2
Administrative and general	41.4	40.4
Property and other taxes	43.2	47.2
Depreciation and depletion	62.4	56.7
Total Operating Expenses	341.9	373.3
Operating income	124.7	102.1
Interest expense, net	(36.5)	(31.0)
Other income, net	3.9	4.3
Income before income taxes	92.1	75.4
Income tax expense	(15.2)	(10.3)
Net Income	$76.9	$65.1

Basic Shares Outstanding	61.3	61.3
Earnings per Share - Basic	$1.25	$1.06
Diluted Shares Outstanding	61.4	61.3
Earnings per Share - Diluted	$1.25	$1.06

Dividends Declared per Common Share	$0.66	$0.65
Note: Subtotal variances may exist due to rounding.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

RECONCILIATION OF PRIMARY CHANGES DURING THE QUARTER

	Three Months Ended March 31, 2025 vs. 2024
($ in millions, except per share amounts)	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share

First Quarter, 2024	$75.4	$(10.3)	$65.1	$1.06
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Rates	16.5	(4.2)	12.3	0.20
Electric retail volumes	7.0	(1.8)	5.2	0.08
Natural gas retail volumes	4.3	(1.1)	3.2	0.05
Electric transmission revenue	4.2	(1.1)	3.1	0.05
Natural gas transportation	1.3	(0.3)	1.0	0.02
Production tax credits, offset within income tax benefit	0.8	(0.8)	—	—
Non-recoverable Montana electric supply costs	0.3	(0.1)	0.2	—
Montana property tax tracker collections	(2.5)	0.6	(1.9)	(0.03)
Other	(0.4)	0.1	(0.3)	—

Variance in expense items(2) impacting net income:
Depreciation	(5.7)	1.4	(4.3)	(0.07)
Interest expense	(5.5)	1.4	(4.1)	(0.07)
Operating, maintenance, and administrative	(1.7)	0.4	(1.3)	(0.02)
Property and other taxes not recoverable within trackers	0.2	(0.1)	0.1	—
Other	(2.1)	0.7	(1.4)	(0.02)
Dilution from higher share count				—
First Quarter, 2025	$92.1	$(15.2)	$76.9	$1.25
Change in Net Income			$11.8	$0.19
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended March 31, 2025 Compared with the Three Months Ended March 31, 2024

Consolidated gross margin for the three months ended March 31, 2025 was $166.2 million as compared with $142.5 million in 2024, an increase of $23.7 million, or 16.6 percent. This increase was primarily due to rates, electric retail volumes, natural gas retail volumes, electric transmission revenues, and natural gas transportation revenues. These were offset in part by Montana property tax tracker collections, depreciation, and operating and maintenance expenses.

($ in millions)	Three Months Ended March 31,
Reconciliation of gross margin to utility margin:	2025	2024

Operating Revenues	$466.6	$475.3
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	138.2	174.7
Less: Operating and maintenance	56.7	54.2
Less: Property and other taxes	43.1	47.2
Less: Depreciation and depletion	62.4	56.7
Gross Margin	166.2	142.5
Operating and maintenance	56.7	54.2
Property and other taxes	43.1	47.2
Depreciation and depletion	62.4	56.7
Utility Margin(1)	$328.4	$300.6
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Three Months Ended March 31,
($ in millions)	2025	2024	Change	% Change
Utility Margin
Electric	$242.7	$227.8	$14.9	6.5%
Natural Gas	85.7	72.8	12.9	17.7
Total Utility Margin(1)	$328.4	$300.6	$27.8	9.2%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended March 31, 2025 was $328.4 million as compared with $300.6 million for the same period in 2024, an increase of $27.8 million, or 9.2 percent.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Primary components of the change in utility margin include the following:

($ in millions)	Utility Margin 2025 vs. 2024
Utility Margin Items Impacting Net Income
Interim rates (subject to refund)	$13.1
Electric retail volumes	7.0
Natural gas retail volumes	4.3
Transmission revenue due to market conditions and rates	4.2
Base rates	3.4
Montana natural gas transportation	1.3
Non-recoverable Montana electric supply costs	0.3
Montana property tax tracker collections	(2.5)
Other	(0.4)
Change in Utility Margin Items Impacting Net Income	30.7
Utility Margin Items Offset Within Net Income
Property and other taxes recovered in revenue, offset in property and other taxes	(3.8)
Production tax credits, offset in income tax expense	0.8
Operating expenses recovered in revenue, offset in operating and maintenance expense	0.1
Change in Utility Margin Items Offset Within Net Income	(2.9)
Increase in Consolidated Utility Margin(1)	$27.8
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Higher electric retail volumes were driven by favorable weather in all jurisdictions impacting residential demand, higher commercial demand, and customer growth in all jurisdictions, partly offset by lower industrial demand. Higher natural gas retail volumes were driven by favorable weather and customer growth in all jurisdictions.

Under the PCCAM, net supply costs higher or lower than the PCCAM base rate (PCCAM Base) (excluding qualifying facility (QF) costs) are allocated 90 percent to Montana customers and 10 percent to shareholders. For the three months ended March 31, 2025, we under-collected supply costs of $24.3 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $2.7 million (10 percent of the PCCAM Base cost variance). For the three months ended March 31, 2024, we under-collected supply costs of $27.1 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $3.0 million.

	Three Months Ended March 31,
($ in millions)	2025	2024	Change	% Change
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$56.7	$54.2	$2.5	4.6%
Administrative and general	41.4	40.4	1.0	2.5
Property and other taxes	43.2	47.2	(4.0)	(8.5)
Depreciation and depletion	62.4	56.7	5.7	10.1
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$203.7	$198.5	$5.2	2.6%

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $203.7 million for the three months ended March 31, 2025, as compared with $198.5 million for the three months ended March 31, 2024. Primary components of the change include the following:

Operating Expenses
($ in millions)	2025 vs. 2024
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Depreciation expense due to plant additions and higher depreciation rates	$5.7
Electric generation maintenance	3.5
Insurance expense, primarily due to increased wildfire risk premiums	3.3
Labor and benefits(1)	1.1
Technology implementation and maintenance expenses	0.5
Uncollectible accounts	0.4
Litigation outcome (Pacific Northwest Solar)	(2.4)
Non-cash impairment of alternative energy storage investment	(2.2)
Property and other taxes not recoverable within trackers	(0.2)
Other	(2.5)
Change in Items Impacting Net Income	7.2

Operating Expenses Offset Within Net Income
Property and other taxes recovered in trackers, offset in revenue	(3.8)
Deferred compensation, offset in other income	1.2
Pension and other postretirement benefits, offset in other income(1)	0.5
Operating and maintenance expenses recovered in trackers, offset in revenue	0.1
Change in Items Offset Within Net Income	(2.0)
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$5.2
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to Federal Energy Regulatory Commission-jurisdictional customers and net of the associated income tax benefit.

Consolidated operating income for the three months ended March 31, 2025 was $124.7 million as compared with $102.1 million in the same period of 2024. This increase was primarily due to rates, electric retail volumes, natural gas retail volumes, electric transmission revenues, and natural gas transportation revenues. These were offset in part by Montana property tax tracker collections, depreciation, operating, administrative and general costs.

Consolidated interest expense was $36.5 million for the three months ended March 31, 2025 as compared with $31.0 million for the same period of 2024. This increase was due to higher borrowings and interest rates and lower capitalization of Allowance for Funds Used During Construction (AFUDC).

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Consolidated other income was $3.9 million for the three months ended March 31, 2025 as compared with $4.3 million for the same period of 2024. This decrease was primarily due to lower capitalization of AFUDC and a prior year reversal of $2.3 million from a previously expensed Community Renewable Energy Project penalty due to a favorable legal ruling. This was partly offset by an increase of $2.5 million driven by a prior year non-cash impairment of an alternative energy storage equity investment and an increase in the value of deferred shares held in trust for deferred compensation.

Consolidated income tax expense was $15.2 million for the three months ended March 31, 2025 as compared to $10.3 million for the same period of 2024. Our effective tax rate for the three months ended March 31, 2025 was 16.5% as compared with 13.7% for the same period in 2024.

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

($ in millions)	Three Months Ended March 31,
	2025		2024
Income Before Income Taxes	$92.1		$75.4

Income tax calculated at federal statutory rate	19.4	21.0%	15.8	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.9	0.9	0.6	0.9
Flow-through repairs deductions	(8.0)	(8.7)	(6.1)	(8.2)
Production tax credits	(2.1)	(2.3)	(3.0)	(4.0)
Amortization of excess deferred income tax	(0.7)	(0.7)	(0.4)	(0.5)
Plant and depreciation flow-through items	5.3	5.8	3.1	4.1
Share-based compensation	0.0	0.0	0.3	0.4
Other, net	0.4	0.5	0.0	0.0
	(4.2)	(4.5)	(5.5)	(7.3)

Income tax expense	$15.2	16.5%	$10.3	13.7%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

LIQUIDITY AND OTHER CONSIDERATIONS

Liquidity and Capital Resources

As of March 31, 2025, our total net liquidity was approximately $630.0 million, including $56.0 million of cash and $574.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at March 31, 2024 of $418.2 million.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	March 31, 2025	March 31, 2024
Basic computation	61,339,498	61,265,967
Dilutive effect of:
Performance share awards(1)	86,603	43,652
Diluted computation	61,426,101	61,309,619

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

As of March 31, 2025, there were 49,071 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 54,182 shares as of March 31, 2024.

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NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $1.25 per diluted share for the three months ended March 31, 2025 and $1.06 per diluted share for the same period in 2024. Adjusted Non-GAAP earnings per diluted share for the same periods are $1.22 and $1.09, respectively. A reconciliation of items factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

($ in millions, except EPS)

Three Months Ended March 31, 2025
	Pre-tax Income	Net(1) Income	Diluted EPS
2025 Reported GAAP	$92.1	$76.9	$1.25

Non-GAAP Adjustments:
Favorable weather as compared to normal	(2.2)	(1.6)	(0.03)

2025 Adj. Non-GAAP	$89.9	$75.3	$1.22

Three Months Ended March 31, 2024
	Pre-tax Income	Net(1) Income	Diluted EPS
2024 Reported GAAP	$75.4	$65.1	$1.06

Non-GAAP Adjustments:
Unfavorable weather as compared to normal	1.2	0.9	0.01
Impairment of Alternative Energy Storage Investment	4.7	3.5	0.06
Community Renewable Energy Project Penalty (not tax deductible)	(2.3)	(2.3)	(0.04)

2024 Adj. Non-GAAP	$79.0	$67.2	$1.09

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Earnings Webinar

NorthWestern will host an investor earnings webinar on Wednesday, April 30, 2025, at 3:30 p.m. Eastern time to review its financial results for the quarter ending March 31, 2025. To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webinar will be available shortly after the event and remain active for one year.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Notice of Virtual Annual Shareholders Meeting

The virtual Annual Shareholders Meeting will be held on Wednesday, April 30, 2025, at 11:00 a.m. Eastern. A virtual Annual Meeting enables our shareholders — regardless of size of investment, resources, or physical location — to participate in the meeting at no cost. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would in person.

The Annual Meeting will be webcast live and can be accessed by visiting
http://www.virtualshareholdermeeting.com/NWE2025. To participate in the meeting, please go to the site at least 15 minutes in advance of the meeting and follow the check-in procedures.

NorthWestern Energy - Delivering a Bright Future

NorthWestern Energy Group, Inc., doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 809,000 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NW Corp, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NWE Public Service. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply, and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

NorthWestern Reports First Quarter 2025 Financial Results
April 29, 2025

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income, and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income, and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Reconciliation of Non-GAAP Items." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, such as adverse outcomes from the denial of interim rates or final rates not consistent with a reasonable ability to earn our allowed returns, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2024 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other
Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com